EXHIBIT 6.2

                              CONSULTING AGREEMENT


         AGREEMENT made as of this ___ day of ________, 1997 between Luther King Capital Management Corporation ("LKCM"), a Delaware corporation, and First Data Distributors, Inc. ("FDDI"), a Massachusetts corporation.

         WHEREAS, LKCM serves as investment adviser to certain investment portfolios or series of one or more open-end management investment companies registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as listed on Schedule A, as such Schedule shall automatically be amended from time to time (each a "Fund" and collectively the "Funds");

         WHEREAS, certain employees of LKCM will be registered with the National Association of Securities Dealers, Inc. ("NASD") as representatives of FDDI )such persons shall hereinafter be referred to as "Registered Representatives");

         WHEREAS, such Registered Representatives will be wholesaling the Funds' Shares and will also be actively selling investment advisory services of LKCM, a registered investment adviser to clients;

         WHEREAS, LKCM and FDDI desire to enter into this Agreement pursuant to which LKCM will perform certain services for FDDI with regard to monitoring the performance of Registered Representatives and FDDI will perform certain services for LKCM with respect to Shares of each Fund; and

         WHEREAS, LKCM has agreed to enter into this Agreement as consideration for FDDI entering into the Distribution Agreement;

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

         1. SERVICES PROVIDED BY FDDI. FDDI will assist LKCM in providing services with respect to each Fund as may reasonably by requested by LKCM from time to time. At the direction of LKCM, specific assignments may include any of the following:

                  (a) The forwarding of sales related complaints concerning the Fund to LKCM;

                  (b) Coordination of registration of the Fund with the National Securities Clearing Corporation ("NSCC") and filing of required Fund/SERV reports with NSCC;

                  (c) The provision of advice and counsel to the Funds with respect to regulatory matters, including monitoring regulatory and legislative developments that may affect the Funds and assisting the Funds in routine regulatory examinations or investigations;

                  (d) Assistance in the Funds' operations and provision of general consulting services on a day to day, as needed, basis;

                  (e) Assistance in the preparation of quarterly board materials with regard to sales and other distribution related data reasonably requested by the board;

                  (f) Preparation of materials for the board supporting the annual renewal of the Distribution Agreement;

                  (g) In connection with the foregoing activities, maintenance of an office facility (which may be in the offices of LKCM or a corporate affiliate); and



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                  (h) In connection with the foregoing activities, the
         furnishing of clerical services and internal executive and administrative services, stationery and office supplies.

         FDDI will keep and maintain all books and records relating to its services in accordance with Rule 31a-1 under the 1940 Act.

         2. Services Provided by LKCM. In furtherance of the responsibilities under this Agreement, LKCM will:

                  (a) monitor the performance of the Registered Representatives with respect to compliance with the NASD's Rules of Conduct, and in particular the NASD's interpretation of the applicability of Section 3040 of the NASD's Rules of Conduct to certain activities of persons registered as representatives with an NASD member and an investment adviser with the SEC, and who conduct their advisory activities away from the NASD employer/member as described in the NASD's Special Notice to Members 94-44;

                  (b) cause the registration of the Shares under the Securities Act of 1933 (the "1933 Act") and the qualification for the Shares for sale in those states that the Funds may designate;

                  (c) monitor or cause the Funds' transfer agent to monitor sales of Shares with respect to compliance with applicable state securities and Blue Sky laws;

                  (d) provide consulting services with regard to such advertising, marketing and promotional activities as LKCM believes reasonable, including but not limited to (i) development of information, analyses and reports, (ii) preparing, printing and distributing sales literature brochures, letters, training materials and dealer guides and all similar materials and advertisements as defined below; (iii) develop and implement audio and video advertising programs; and (iv) arrange for the printing and distribution of prospectuses and reports of the Funds to prospective shareholders; provided that it is understood that FDDI shall have no responsibility for strategic planning or development with respect to such matter. For purposes of this Agreement, "sales literature" and "advertisements" mean brochures, letters, electronic media, training materials and dealers' guides materials for oral presentations and all other similar materials, whether transmitted directly to potential shareholders or published in print or audio visual media, but does not include generic materials that do not mention the Funds or the Shares;

                  (e) submit all consulting related sales literature and advertisements prepared pursuant to Section 1(d) above to FDDI for legal/compliance review in advance of use, and incorporate such changes as FDDI may reasonably request therein. FDDI will file such materials and obtain such approvals for their use as may be required by the SEC, NASD or state securities commissioners;

                  (f) identify persons employed by Luther king that will become Registered Representatives and assist FDDI in ascertaining that such persons meet all requirements established for being a Registered Representative by the SEC, NASD and relevant state securities commissions;

                  (g) report sales-related complaints to FDDI and consult with FDDI concerning the manner in which such complaints will be addressed;

                  (h) to the extent applicable, cause the Funds' transfer agent to give necessary information for the presentation of quarterly reports in a form reasonably satisfactory to FDDI regarding any Rule 12b- 1 fees, front-end sales loads, back-end sales loads and other data regarding sales and sales loads as required by the 1940 Act or as requested by the board of trustees of the applicable investment companies listed on Schedule A;

                  (i) to the extent applicable, cause the Funds' transfer agent to provide FDDI with all necessary historical information so that FDDI can calculate the maximum sales charges payable by the Funds pursuant to the Rules of Conduct of the NASD and the actual sales charges paid by the Funds; cause the Funds' transfer agent to provide FDDI with all of the necessary information so that FDDI can



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         calculate the maximum sales charges payable by the Funds pursuant to the Rules of Conduct of the NASD and the actual sales charges paid by the Funds; and cause the Funds' transfer agent to provide such information in a form satisfactory to FDDI no less often than monthly for every Fund and on a daily basis for any Fund for which FDDI determines that the remaining limit is approaching zero;

                  (j) support or cause the Funds' transfer agent to support the servicing of the shareholders; in connection therewith the Funds' transfer agent or LKCM will provide one or more persons during normal business hours to respond to telephone questions concerning the Funds;

                  (k) provide FDDI with copies of, or access to, any documents that FDDI may reasonably request and notify FDDI as soon as possible of any matter materially affecting FDDI's performance of services under this Agreement;

                  (l) (i) identify persons to enter into agreements with FDDI for the solicitation of Fund Shares, such as securities dealers, financial institutions and other industry professionals such as investment advisers and estate planning firms (collectively referred to herein as "Selling Broker Dealers"); (ii) assist FDDI in ascertaining that such persons meet any requirements established for Selling Broker Dealers by law, the Funds or FDDI; (iii) request that FDDI enter into selling agreements with each such Selling Broker Dealer ("Selling Agreements") using a request form (the "Selling Agent Request Form") substantially similar to the attached Exhibit B signed by a duly authorized officer or employee of LKCM (who shall be a person listed on Exhibit B until such time as LKCM amends or supplements such list) and LKCM will assist in the performance of the necessary due diligence to determine the qualification of the prospective Selling Broker Dealer pursuant to clause (ii) above, (iv) submit such Selling Agent Request Form and all related due diligence materials that LKCM may have to FDDI; (v) assist FDDI in coordinating the execution of Selling Agreements between FDDI and the Selling Broker Dealers; and (vi) use its best efforts to insure that no sales are executed or processed prior to obtaining an executed Selling Agreement from the Selling Broker Dealer making the sale;

                  (m) provide administrative support (e.g. telemarketing and fulfillment services) with regard to, and use its best efforts to monitor the performance of, the Selling Broker Dealers in their solicitation and execution of sales of the Shares and all activities related thereto, including compliance with applicable law, the Selling Agreements and the multi-class procedures;

                  (n) use reasonable efforts to monitor the Selling Broker Dealers and the Registered Representatives in their resolution of as of trades with respect to Shares of the Funds in order to mitigate the risk of loss to FDDI and the Funds from such trades;

                  (o) report to FDDI, to the extent that LKCM is aware, any and all actions or inactions by any Selling Broker Dealer or Registered Representative that, to a material extent, (i) fail to comply with the terms of any Selling Agreements; (ii) violate any applicable laws of any governmental authorities, including the NASD's Rules of Conduct, or
         (iii) violate any other agreements or procedures with which such Selling Broker Dealer is required to comply; and

                  (p) (i) submit the form of confirmation statement to be used for the sale of the Shares to FDDI for its approval and provide or cause to be provided to customers of the Selling Broker Dealers ("Customers") and to Selling Broker Dealers such confirmations of all transactions in the Shares as may be required by the 1934 Act and the Selling Agreements; and (ii) use reasonable efforts to monitor the Fund's transfer agent in its preparation and mailing of such confirmations regarding the sales of the Shares and report to FDDI any deficiencies of which LKCM is aware in the transfer agent's performance of such activities.

         3. DELIVERY OF DOCUMENTS. In order to assist FDDI in the performance of its duties, LKCM has caused each Fund to furnish FDDI with, or provide FDDI with access to, each of the following:




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                  (a) Each Fund's most recent Post-Effective Amendment to its
         Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933, as amended, and under the 1940 Act as filed with the SEC relating to each Fund's Shares;

                  (b) Each Fund's most recent Prospectus(es);

                  (c) Each Fund's most recent Statement(s) of Additional Information;

                  (d) Each Fund's most recent annual and semi-annual financial statements;

                  (e) Each Fund's most recent filings pursuant to Rule 24f-2/24e-2 under the 1940 Act;

                  (f) Each Fund's most recent SEC examination letter to the extent that such information contained in the SEC letter (i) materially affects FDDI's performance under this Agreement, or (ii) the issues identified in the letter may result in FDDI incurring any loss, claim, damage or liability or action in respect thereof; and

                  (g) The Trust's charter documents and by-laws.

         LKCM will furnish FDDI from time to time with copies of, or access to, all amendments of or supplements to the foregoing. Furthermore, LKCM will provide FDDI with copies of, or access to, any other documents that FDDI may reasonably request and will notify FDDI as soon as possible of any matter materially affecting FDDI's performance of its services under this Agreement.

         4. COMPENSATION; REIMBURSEMENT OF EXPENSES. LKCM shall pay FDDI for the services provided under this Agreement an annual fee of $10,000 per Fund payable in equal monthly installments of the first business day of each month; provided, however, that in no event shall the annual fee be less than $25,000. Compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly in arrears. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees set forth above. In addition, LKCM agrees to reimburse FDDI for FDDI's reasonable out-of-pocket expenses in providing services hereunder, as mutually agreed to in writing by the parties from time to time.

         5. EFFECTIVE DATE. This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular Fund is nor in existence on that date, on the date FDDI becomes the distributor of the Shares of such Fund; Schedule A to this Agreement shall be deemed amended to include such Fund from and after such date).

         6. TERM.

                  (a) This Agreement shall continue for an initial two year period and shall continue thereafter for successive one year terms unless terminated pursuant to the provision of sub-section (b) of this
         Section 6.

                  (b) This Agreement shall automatically terminate as it relates to any Fund upon the termination of the Distribution Agreement between such Fund and FDDI or this Agreement may be terminated with respect to any Fund at any time without payment of any penalty, upon 60 days' written notice, by vote of a majority of the Board of Trustees of a Fund. In any event, the provisions of Section 8 shall survive termination of this Agreement and continue in fill force and effect. Compensation due FDDI and unpaid by LKCM upon such termination shall be immediately due and payable upon and notwithstanding such termination.

         7. STANDARD OF CARE; INDEMNIFICATION AND LIMITATION ON CONSEQUENTIAL DAMAGES




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                  (a) LKCM will indemnify and hold FDDI harmless from and
         against any losses, claims, damages or liabilities, or actions in respect thereof, to which FDDI may become subject, including amounts paid in settlement with the prior written consent of LKCM, insofar as such losses, claims, damages or liabilities, or actions is respect thereof, arise out of or result from:

                           (i) the failure of LKCM to comply with the terms of
                  this Agreement;

                           (ii) any use of sales materials or advertisements or
                  any oral or written misrepresentations or any unlawful sales practices concerning the Shares by a Registered Representative if such misrepresentations or unlawful sales practices were the direct result of LKCM's bad faith, willful misfeasance, negligence or reckless disregard of their duties and obligations under this Agreement;

                           (iii) the failure of any Selling Broker Dealer (as
                  referenced in Exhibit C) to have entered into a Selling Agreement with FDDI prior to the execution of any sale of Shares of any Fund; and

                           (iv) the failure of any Selling Broker Dealer to
                  comply with the terms of any Selling Agreement to which it is a party if such failure to comply was the direct result of LKCM's bad faith, willful misfeasance, negligence or reckless disregard of its duties and obligations under this Agreement.

                  (b) FDDI will indemnify and hold harmless LKCM from and against any losses, claims, damages or liabilities, or actions in respect thereof, to which LKCM may become subject, including amounts paid in settlement with the prior written consent of FDDI, insofar as such losses, claims, damages or liabilities, or actions in respect thereof, arise out of or result from:

                           (i) the failure of FDDI to comply with the terms of
                  this Agreement;

                           (ii) the failure of FDDI to comply with the NASD's
                  Rules of Conduct;

                           (iii) any use of sales materials or advertisements or
                  any oral or written misrepresentations or any unlawful sales practices concerning the Shares by a Registered Representative if such misrepresentations or unlawful sales practices were the direct result of FDDI's bad faith, willful misfeasance, negligence or reckless disregard of their duties and obligations under this Agreement; and

                           (iv) the failure of any Selling Broker Dealer to
                  comply with the terms of any Selling Agreement to which it is a party if such failure to comply was the direct result of FDDI's bad faith, willful misfeasance, negligence or reckless disregard of its duties and obligations under this Agreement.

                  (c) LKCM will reimburse FDDI for reasonable legal or other expenses reasonably incurred by FDDI in connection with investigating or defending against any such loss, claims, damage, liability or action. LKCM shall not be liable to FDDI for any action taken or omitted by FDDI in bad faith, with willful misfeasance or negligence or from reckless disregard by FDDI of its obligations and duties. The indemnities in this Section shall, upon the same terms and conditions, extend to and inure to the benefit of each of the directors and officers of FDDI and any person controlling FDDI within the meaning of
         Section 15 of the 1933 Act or Section 20 of the 1934 Act.

                  (d) FDDI will reimburse LKCM for reasonable legal or other expenses reasonably incurred by LKCM in connection with investigating or defending against any such loss, claims, damage, liability or action. FDDI shall not be liable to LKCM for any action taken or omitted by LKCM in bad faith, with willful misfeasance or negligence or from reckless disregard by LKCM of its obligations and duties. The indemnities in this Section shall, upon the same terms and conditions, extend to and inure to the benefit of



                                                       27



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         each of the directors and officers of LKCM and any person controlling
         LKCM within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act.

                  (e) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR LOST PROFITS OR CONSEQUENTIAL DAMAGES.

         8. RECORD RETENTION AND CONFIDENTIALITY. FDDI shall keep and maintain on behalf of the Funds all books and records which the Funds and FDDI are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 act. FDDI further agrees that all such books and records shall be the property of the Funds and to make such books and records available for inspection by or upon the request of the Funds, by LKCM, or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Funds and its shareholders; except when requested to divulge such information by duly constituted authorities or court process.

         9. RIGHTS OF OWNERSHIP. All computer programs and procedures developed to perform the services to be provided by FDDI under this Agreement are the property of FDDI. All records and other data except such computer programs and procedures are the exclusive property of the Funds and all such other records and data will be furnished to LKCM and/or the funds in appropriate form as soon as practicable after termination of this Agreement for any reason.

         10. RETURN OF RECORDS. FDDI may at its option at any time, and shall promptly upon the demand of LKCM and/or the Funds, turn over to LKCM and/or the Funds and cease to retain FDDI's files, records and documents created and maintained by FDDI pursuant to this Agreement which are no longer needed by FDDI in the performance of its services or for its legal protection. If not so turned over to LKCM and/or the Funds, such documents and records will be retained by FDDI for six years from the year of creation. At the end of such six-year period, such records and documents will returned over to LKCM and/or the applicable Fund unless the applicable Fund authorizes in writing the destruction of such records and documents.

         11. REPRESENTATIONS OF LKCM. LKCM represents and warrants that this Agreement has been duly authorized by LKCM and, when executed and delivered by LKCM, will constitute a legal, valid and binding obligation of LKCM, enforceable against LKCM in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         12. Representations of FDDI. (a) FDDI represents and warrants that this Agreement has been duly authorized by FDDI and, when executed and delivered by FDDI, will constitute a legal, valid and binding obligation of FDDI, enforceable against FDDI in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

                  (b) FDDI further represents and warrants that it is a member of the NASD and agrees to abide by all of the rules and regulations of the NASD. FDDI agrees to comply with all applicable federal and state laws, rules and regulations. FDDI agrees to notify LKCM immediately in the event of its expulsion or suspension by the NASD. Expulsion of FDDI by the NASD will automatically terminate this Agreement immediately without notice. Suspension of FDDI by the NASD will terminate this Agreement effective immediately upon written notice of termination to FDDI from LKCM.

         13. Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the following:

                                   To LKCM:

                                   Luther King Capital Management Corporation



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                                   301 Commerce Street, Suite 1600
                                   Fort Worth, Texas 76102
                                   Attention:  Chief Operating Officer

                                   To FDDI:

                                   First Data Distributors, Inc.
                                   4400 Computer Drive
                                   Westboro, Massachusetts 01581
                                   Attention:  President

                                   with a copy to FDDI's Chief Legal Officer

         14. HEADINGS. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         15. ASSIGNMENT. This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party.

         16. GOVERNING LAW. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the Common wealth of Massachusetts.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                               LUTHER KING CAPITAL
                                               MANAGEMENT CORPORATION


                                               By:_________________________

                                               Name:_______________________

                                               Title:________________________



                                               FIRST DATA DISTRIBUTORS, INC.


                                               By:_________________________

                                               Name:_______________________

                                               Title:________________________



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                                   SCHEDULE A

                                  NAME OF FUNDS


                                    LKCM FUND
                         LKCM Small Cap Equity Portfolio
                              LKCM Equity Portfolio




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                                                                       Exhibit B

                         SELLING AGREEMENT REQUEST FORM


To:   ________________________________

From: ________________________________

Telephone #:  ______________                         Fax #:  __________________

Proposed selling agent name and address:

---------------------------------------
---------------------------------------
---------------------------------------

Type of agreement (check one):

______  Bank Agreement
______  Bank Affiliated Broker-Dealer Agreement
______  Broker-Dealer Agreement
______  Registered Investment Adviser Agreement




---------------------------------
Authorized LKCM Representative


(Attached hereto as Attachment 1 is a list of Authorized LKCM Representatives)




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                                                                    Attachment 1

                     AUTHORIZED LUTHER KING REPRESENTATIVES

         The following individuals are authorized to request the issuance of sales agreements to clients and/or potential clients of the LKCM Fund:

                                Jacqui Brownfield




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                                                                       Exhibit C

                  SELLING AGENTS THAT HAVE ENTERED INTO SELLING
                  AGREEMENTS WITH FIRST DATA DISTRIBUTORS, INC.





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